Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE
July 24, 2018

PEABODY REPORTS EARNINGS FOR QUARTER ENDED JUNE 30, 2018

Robust margins from Australian platform drive continued strong earnings and cash flows; High level of repurchases brings July year-to-date cash returned to shareholders to over $425 million; Company liberates all remaining cash collateral supporting reclamation obligations; Peabody increases dividend to $0.125 per share.

ST. LOUIS, July 24 - Peabody (NYSE: BTU) today announced its second quarter 2018 operating results, including revenues of $1.31 billion, income from continuing operations, net of income taxes of
$120.0 million, net income attributable to common stockholders of $113.7 million, diluted earnings per share from continuing operations of $0.93 and Adjusted EBITDA1 of $369.6 million.

"Peabody’s diversified portfolio continues to generate substantial returns, led by 39 percent margins from the company’s Australian platform, as we capitalize on continued strength in seaborne metallurgical and thermal coal fundamentals,” said Peabody President and Chief Executive Officer Glenn Kellow. “During the quarter, Peabody also freed up all remaining cash collateral, reduced debt and returned $213 million in cash through buybacks and dividends. Peabody continues to generate cash, maintain financial strength and return cash to shareholders as part of a financial approach that is as consistent as it is powerful."

Second Quarter 2018 Results

Revenues for the second quarter increased 4 percent over the prior year to $1.31 billion driven by a 20 percent increase in Australian met and thermal sales volumes, offsetting the impact of lower U.S. volumes and $48.1 million on unrealized long-dated Newcastle hedge losses as the forward price of seaborne thermal coal sharply increased as of the end of the quarter. Prior-year Australian metallurgical volumes had been impacted by temporarily reduced shipments in Queensland from Cyclone Debbie.

Depreciation, depletion and amortization rose $15.6 million over the prior year primarily due to higher depletion associated with higher Australian and Western volumes. Income from continuing operations, net of income taxes totaled $120.0 million, an 18 percent increase over the prior year driven by higher revenues. Net income attributable to common stockholders increased $133.9 million to $113.7 million as the prior year was impacted by $115.1 million of non-cash preferred stock dividends. Diluted earnings per share from continuing operations improved $1.11 per share to $0.93 per share primarily

Note: All comparisons are to the Successor period April 2, 2017 through June 30, 2017, unless otherwise noted.

[1] Adjusted EBITDA, revenues per ton, costs per ton, Adjusted EBITDA margin per ton and percent and Free Cash Flow are non-GAAP financial measures. Please refer to the tables and related notes in this press release for a reconciliation of non-GAAP financial measures.

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due to higher revenue and the prior year impact of non-cash dividends on preferred stock that subsequently converted to common stock.

Second quarter Adjusted EBITDA totaled $369.6 million, a $51.8 million increase over the prior year, driven by higher metallurgical sales volumes and continued strength in seaborne pricing.

Peabody’s Australian platform continued to produce substantial results, with total Adjusted EBITDA of
$266.1 million contributed in the quarter. Australian Adjusted EBITDA increased $88.3 million over the prior year as a result of 45 percent higher metallurgical volumes and further strengthening in seaborne thermal and low-vol PCI pricing. Australian sales volumes totaled 7.9 million tons, including 2.9 million tons of metallurgical coal sold at an average price of $143.98 per ton and 2.9 million tons of export thermal coal sold at an average price of $78.68 per ton, with the remainder delivered under a long-term domestic contract.

Second quarter Australian thermal realized pricing increased 4 percent to $53.68 per ton, with export realized pricing rising 12 percent, on higher sales and continued high seaborne pricing benefiting spot sales. Australian thermal led the company in Adjusted EBITDA margins of 40 percent as higher volumes and elevated pricing mitigated the effects of higher costs associated with temporarily increased overburden ratios at the Wilpinjong Mine.

The Australian metallurgical coal segment continued to lead the company in revenues of $417.5 million, an increase of 45 percent compared to the prior year, largely due to sustained demand for quality metallurgical coal and healthy seaborne pricing levels. Costs per ton declined $19.70 per ton to $89.37 per ton as operational performance improved following an extended longwall move due to gas drainage at the Metropolitan mine in the second quarter of 2017. As expected, second quarter costs improved relative to the first quarter of 2018 and are expected to be within the company’s annual guidance range for the year. The Australian metallurgical segment once again led the company in Adjusted EBITDA contributions of $158.5 million, as Adjusted EBITDA margins increased to 38 percent.

Americas Adjusted EBITDA totaled $137.9 million compared to $176.2 million in the prior year. Revenue per ton increased modestly compared to the prior year as favorable mix offset the impact of 5 percent lower volumes. U.S. costs per ton increased 8 percent to $15.12 per ton primarily due to wet weather in the PRB and Midwest, with the North Antelope Rochelle mine recording record rainfall, as well as higher fuel costs across the platform.

Peabody generated second quarter operating cash flow of $335.7 million, while Free Cash Flow totaled
$324.1 million, including the release of $109.1 million of all remaining cash collateral requirements. In addition, Peabody received $34.9 million in Middlemount cash contributions and $29.6 million in proceeds from a land sale completed in the first quarter. The company invested $71.9 million in capital expenditures during the quarter.

In conjunction with the term loan amendment in April to reduce pricing and modify terms to provide additional financial and operational flexibility, the company repaid $46.0 million of its term loan balance, bringing total gross debt to $1.40 billion as of June 30, 2018, at the high-end of its targeted long-term debt range.

As part of the company’s ongoing shareholder return initiatives, Peabody repurchased nearly $200 million of common stock in the quarter, and an additional $25 million since June 30, 2018, bringing total share repurchases to $575 million under its $1.0 billion repurchase program begun in August 2017. The company has repurchased a total of 15.6 million shares under the program to date, including 5.4 million since March 31, representing 11 percent of shares initially outstanding on a fully converted basis.

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In addition, the company paid a quarterly common stock cash dividend of $0.115 per share, totaling approximately $14 million in the second quarter. In recognition of the scale of the share repurchase program, Peabody’s board of directors recently declared a quarterly dividend of $0.125 per share to be payable on Aug. 23, 2018 for owners of record as of Aug. 2, 2018.

Quarter-end liquidity totaled $1.78 billion, including $1.45 billion in cash and cash equivalents, $220 million of available revolver capacity and $104 million of accounts receivable securitization capacity.

In addition, during the quarter Peabody entered into an agreement to sell the Millennium Mine’s interest in certain resources for total cash consideration of approximately $22 million. Peabody expects to collect approximately $4 million in July upon completion of the sale, with the remaining $18 million to be received over the subsequent 12 months. Given the location of the tenements, costs to develop and pending closure of Millennium, selling these resources represents the preferred economic outcome. In conjunction with the closing of the transaction in the third quarter of 2018, Peabody expects to record a gain on the sale of approximately $22 million.

Industry Conditions

Vigorous seaborne thermal demand led to further strengthening in seaborne thermal coal pricing during the quarter, with Newcastle spot pricing reaching highs of approximately $116 per tonne in the second quarter.

Chinese thermal coal imports rose approximately 20 percent, or 19 million tonnes, through June compared to the prior year on sturdy industrial activity and an approximately 8 percent increase in thermal power generation driven by favorable weather conditions. In addition, domestic coal production has been unable to keep pace with the increased power generation and industrial demands, along with customer restocking.

India’s domestic coal production has also been unable to keep pace with growing electricity demand, resulting in an approximately 13 percent increase, or 9 million tonnes, in thermal coal imports through June compared to the prior year. Coal inventories at India’s power plants remain below targeted levels, further supporting the need for additional thermal coal imports.

In addition, ASEAN imports increased compared to the prior year on continued urbanization and general economic growth. Peabody expects this trend to continue as 56 gigawatts of new coal plants in 24 countries worldwide are expected to come online in 2018. The majority of new plants are located in the Asia-Pacific region, with additional plants announced in a number of other countries anticipated to come online in future years.

Through May, Australian exports have remained essentially flat, with Indonesia and U.S. thermal coal exports through May increasing approximately 18 million tonnes and 8 million tonnes, respectively, supporting ongoing strength in seaborne pricing. Annual contracts under Japanese Reference Pricing terms were recently reported as settled in July at $110 per tonne.

Turning to metallurgical coal, reference prices eased from the first quarter of 2018 but remain above historical averages, reaching a high of $201 per tonne last quarter.

Global steel production remains strong, rising 4 percent year-to-date through May, with May output increasing over 6 percent to an all-time high.

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Despite continued strength in Chinese steel production, metallurgical coal imports declined approximately 7 million tonnes year-to-date through June compared to the prior year primarily due to increased reliance on domestic supplies.

As expected, India continues to lead the growth in metallurgical coal demand, with imports increasing approximately 16 percent through June compared to the prior year driven by an approximately 5 percent increase in steel production.

Australian exports rebounded from the prior year effects of Cyclone Debbie, increasing approximately 7 million tonnes through May compared to the prior year. While the Aurizon rail and labor issues in Queensland continue to garner significant media attention, Peabody has yet to be impacted by delays in rail services and continues to closely monitor the situation.

Compared to the prior year, second quarter 2018 seaborne hard coking coal spot pricing remained steady at an average price of approximately $190 per tonne. The index-based settlement price for premium hard coking coal was approximately $197 per tonne compared to approximately $194 per tonne in the prior year. The second quarter benchmark low-vol PCI price was negotiated at $155 per tonne, with the third quarter benchmark settled at $150 per tonne.

In the U.S., industry conditions remain challenged as utility coal consumption declined 5 percent from the prior year, despite a 4.5 percent increase in total load. Natural gas and wind generation continued to rise, along with an increase in nuclear generation driven by the timing of refueling across nuclear plants. In addition, retirements continue to weigh on coal demand and account for an estimated 3 percent of the decline in year-to-date coal demand. Powder River Basin demand decreased 5 percent due to ongoing pressure from retirements and regional natural gas prices that continue to trade at a discount to quoted Henry Hub prices.

While domestic demand has weakened, U.S. exports have continued to benefit from strong seaborne pricing, with thermal exports through May up 48 percent compared to the prior year. As a result of hearty U.S. exports and declining U.S. coal production, stockpiles have decreased from the prior year by an estimated 34 million tons as of the end of June to approximately 46 days of maximum burn.

Third Quarter 2018 Expectations

Relative to the second quarter, Peabody expects the longwall move at North Goonyella to impact third quarter metallurgical segment Adjusted EBITDA margins by about $15 per ton related to costs and sales mix. These impacts are anticipated to be partly offset by increased export thermal coal sales, higher U.S. volumes and positive Resource Management results related to the sale of exploration tenements in Australia.

•	Australian export thermal volumes are expected to continue to increase sequentially, with the fourth quarter anticipated to be the segment’s strongest shipping quarter.

•	The North Goonyella longwall has commenced and is expected to be completed in the third quarter.

•	PRB volumes are expected to improve on exit from the rain-affected second quarter shoulder season.

In recognition of the company's focus on value over volume, Peabody has tightened its annual PRB volume guidance range to 115 to 120 million tons.

In addition, Peabody continues to focus on its stated financial approach, including investing wisely and returning cash to shareholders.

Today's earnings call is scheduled for 10 a.m. CDT, and will be accompanied by a presentation available at PeabodyEnergy.com.

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Peabody (NYSE: BTU) is the leading global pure-play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents. Peabody offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, sustainability, leadership, customer focus, integrity, excellence and people. For further information, visit PeabodyEnergy.com.

Contact:

Investors                        Media
Julie Gates                        Michelle Constantine
314.342.4336                        314.342.4347

#5

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Jun. 30, 2018 and 2017

(In Millions, Except Per Share Data)
	Successor		Predecessor
	Quarter Ended Jun. 30, 2018	Apr. 2 through Jun. 30, 2017	Apr. 1, 2017

Tons Sold	43.1	43.6	—

Revenues	$1,309.4	$1,258.3	$—
Operating Costs and Expenses (1)	946.5	927.9	—
Depreciation, Depletion and Amortization	163.9	148.3	—
Asset Retirement Obligation Expenses	13.2	11.0	—
Selling and Administrative Expenses	44.1	34.7	—
Other Operating (Income) Loss:
Net Loss (Gain) on Disposals	1.6	(0.5)	—
Income from Equity Affiliates	(25.2)	(15.7)	—
Operating Profit	165.3	152.6	—
Interest Expense	38.3	41.4	—
Loss on Early Debt Extinguishment	2.0	—	—
Interest Income	(7.0)	(1.5)	—
Net Periodic Benefit Costs, Excluding Service Cost	4.6	6.6	—
Reorganization Items, Net	—	—	585.8
Income (Loss) from Continuing Operations Before Income Taxes	127.4	106.1	(585.8)
Income Tax Provision (Benefit)	7.4	4.7	(266.0)
Income (Loss) from Continuing Operations, Net of Income Taxes	120.0	101.4	(319.8)
Loss from Discontinued Operations, Net of Income Taxes	(3.6)	(2.7)	(12.1)
Net Income (Loss)	116.4	98.7	(331.9)
Less: Series A Convertible Preferred Stock Dividends	—	115.1	—
Less: Net Income Attributable to Noncontrolling Interests	2.7	3.8	—
Net Income (Loss) Attributable to Common Stockholders	$113.7	$(20.2)	$(331.9)

Adjusted EBITDA (2)	$369.6	$317.8	$—

Diluted EPS - Income (Loss) from Continuing Operations (3)(4)	$0.93	$(0.18)	$(17.44)

Diluted EPS - Net Income (Loss) Attributable to Common Stockholders (3)	$0.90	$(0.21)	$(18.10)

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP financial measure. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(3)
Diluted EPS is calculated under the two-class method which treats participating securities as having rights to earnings that otherwise would have been available to common stockholders and assumes that participating securities are not exercised or converted. As such, weighted average diluted shares outstanding were 126.0 million and 96.8 million for the quarter ended June 30, 2018 and the period April 2 through June 30, 2017, respectively, and excluded weighted average shares outstanding related to the participating securities of 39.2 million for the period April 2 through June 30, 2017. Weighted average diluted shares outstanding were 18.3 million for the period April 1, 2017.

(4)	Reflects income (loss) from continuing operations, net of income taxes less preferred stock dividends and net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

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Condensed Consolidated Statements of Operations (Unaudited)
For the Six Months Ended Jun. 30, 2018 and 2017

(In Millions, Except Per Share Data)
	Successor		Predecessor
	Six Months Ended Jun. 30, 2018	Apr. 2 through Jun. 30, 2017	Jan. 1 through Apr. 1, 2017

Tons Sold	91.4	43.6	46.1

Revenues	$2,772.1	$1,258.3	$1,326.2
Operating Costs and Expenses (1)	2,003.7	927.9	950.2
Depreciation, Depletion and Amortization	333.5	148.3	119.9
Asset Retirement Obligation Expenses	25.5	11.0	14.6
Selling and Administrative Expenses	81.1	34.7	36.3
Other Operating (Income) Loss:
Net Gain on Disposals	(29.0)	(0.5)	(22.8)
Asset Impairment	—	—	30.5
Income from Equity Affiliates	(47.2)	(15.7)	(15.0)
Operating Profit	404.5	152.6	212.5
Interest Expense	74.6	41.4	32.9
Loss on Early Debt Extinguishment	2.0	—	—
Interest Income	(14.2)	(1.5)	(2.7)
Net Periodic Benefit Costs, Excluding Service Cost	9.1	6.6	14.4
Reorganization Items, Net	(12.8)	—	627.2
Income (Loss) from Continuing Operations Before Income Taxes	345.8	106.1	(459.3)
Income Tax Provision (Benefit)	17.5	4.7	(263.8)
Income (Loss) from Continuing Operations, Net of Income Taxes	328.3	101.4	(195.5)
Loss from Discontinued Operations, Net of Income Taxes	(4.9)	(2.7)	(16.2)
Net Income (Loss)	323.4	98.7	(211.7)
Less: Series A Convertible Preferred Stock Dividends	102.5	115.1	—
Less: Net Income Attributable to Noncontrolling Interests	0.6	3.8	4.8
Net Income (Loss) Attributable to Common Stockholders	$220.3	$(20.2)	$(216.5)

Adjusted EBITDA (2)	$733.5	$317.8	$341.3

Diluted EPS - Income (Loss) from Continuing Operations (3)(4)	$1.76	$(0.18)	$(10.93)

Diluted EPS - Net Income (Loss) Attributable to Common Stockholders (3)	$1.72	$(0.21)	$(11.81)

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP financial measure. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(3)
Diluted EPS is calculated under the two-class method which treats participating securities as having rights to earnings that otherwise would have been available to common stockholders and assumes that participating securities are not exercised or converted. As such, weighted average diluted shares outstanding were 124.6 million and 96.8 million for the six months ended June 30, 2018 and the period April 2 through June 30, 2017, respectively, and excluded weighted average shares outstanding related to the participating securities of 4.2 million and 39.2 million, respectively. Weighted average diluted shares outstanding were 18.3 million for the period January 1 through April 1, 2017.

(4)	Reflects income (loss) from continuing operations, net of income taxes less preferred stock dividends and net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

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Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2018 and 2017

	Successor		Successor		Predecessor	Combined
	Quarter Ended Jun. 30, 2018	Apr. 2 through Jun. 30, 2017	Six Months Ended Jun. 30, 2018	Apr. 2 through Jun. 30, 2017	Jan. 1 through Apr. 1, 2017	Six Months Ended Jun. 30, 2017
Tons Sold (In Millions)
Powder River Basin Mining Operations	26.2	28.5	58.6	28.5	31.0	59.5
Midwestern U.S. Mining Operations	4.7	4.6	9.4	4.6	4.5	9.1
Western U.S. Mining Operations	3.5	3.2	7.2	3.2	3.4	6.6
Total U.S. Mining Operations	34.4	36.3	75.2	36.3	38.9	75.2
Australian Metallurgical Mining Operations	2.9	2.0	5.9	2.0	2.2	4.2
Australian Thermal Mining Operations	5.0	4.6	8.8	4.6	4.6	9.2
Total Australian Mining Operations	7.9	6.6	14.7	6.6	6.8	13.4
Trading and Brokerage Operations	0.8	0.7	1.5	0.7	0.4	1.1
Total	43.1	43.6	91.4	43.6	46.1	89.7

Revenue Summary (In Millions)
Powder River Basin Mining Operations	$321.5	$365.4	$710.8	$365.4	$394.3	$759.7
Midwestern U.S. Mining Operations	197.5	194.9	399.2	194.9	193.2	388.1
Western U.S. Mining Operations	139.6	125.4	283.3	125.4	149.7	275.1
Total U.S. Mining Operations	658.6	685.7	1,393.3	685.7	737.2	1,422.9
Australian Metallurgical Mining Operations	417.5	287.8	883.7	287.8	328.9	616.7
Australian Thermal Mining Operations	267.4	239.2	468.8	239.2	224.8	464.0
Total Australian Mining Operations	684.9	527.0	1,352.5	527.0	553.7	1,080.7
Trading and Brokerage Operations	10.0	5.2	30.1	5.2	15.0	20.2
Corporate and Other	(44.1)	40.4	(3.8)	40.4	20.3	60.7
Total	$1,309.4	$1,258.3	$2,772.1	$1,258.3	$1,326.2	$2,584.5

Total Reporting Segment Costs Summary (In Millions) (1)
Powder River Basin Mining Operations	$259.5	$280.6	$574.3	$280.6	$302.6	$583.2
Midwestern U.S. Mining Operations	155.5	148.4	326.0	148.4	143.2	291.6
Western U.S. Mining Operations	105.7	80.5	217.4	80.5	99.7	180.2
Total U.S. Mining Operations	520.7	509.5	1,117.7	509.5	545.5	1,055.0
Australian Metallurgical Mining Operations	259.0	215.9	558.8	215.9	219.3	435.2
Australian Thermal Mining Operations	159.8	133.3	299.6	133.3	149.2	282.5
Total Australian Mining Operations	418.8	349.2	858.4	349.2	368.5	717.7
Trading and Brokerage Operations	6.9	10.3	25.8	10.3	6.2	16.5
Corporate and Other	12.6	39.3	25.3	39.3	44.4	83.7
Total	$959.0	$908.3	$2,027.2	$908.3	$964.6	$1,872.9

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Powder River Basin Mining Operations	$62.0	$84.8	$136.5	$84.8	$91.7	$176.5
Adjusted EBITDA - Midwestern U.S. Mining Operations	42.0	46.5	73.2	46.5	50.0	96.5
Adjusted EBITDA - Western U.S. Mining Operations	33.9	44.9	65.9	44.9	50.0	94.9
Total U.S. Mining Operations	137.9	176.2	275.6	176.2	191.7	367.9
Adjusted EBITDA - Australian Metallurgical Mining Operations	158.5	71.9	324.9	71.9	109.6	181.5
Adjusted EBITDA - Australian Thermal Mining Operations	107.6	105.9	169.2	105.9	75.6	181.5
Total Australian Mining Operations	266.1	177.8	494.1	177.8	185.2	363.0
Adjusted EBITDA - Trading and Brokerage	3.1	(5.1)	4.3	(5.1)	8.8	3.7
Resource Management Results (2)	0.7	1.2	21.5	1.2	2.9	4.1
Selling and Administrative Expenses	(44.1)	(34.7)	(81.1)	(34.7)	(36.3)	(71.0)
Other Operating Costs, Net (3)	8.2	2.8	23.8	2.8	16.6	19.4
Corporate Hedging Results	(2.3)	(0.4)	(4.7)	(0.4)	(27.6)	(28.0)
Adjusted EBITDA (1)	$369.6	$317.8	$733.5	$317.8	$341.3	$659.1
Note: See footnote explanations on following page

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Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2018 and 2017

	Successor		Successor		Predecessor	Combined
	Quarter Ended Jun. 30, 2018	Apr. 2 through Jun. 30, 2017	Six Months Ended Jun. 30, 2018	Apr. 2 through Jun. 30, 2017	Jan. 1 through Apr. 1, 2017	Six Months Ended Jun. 30, 2017
Revenues per Ton - Mining Operations (4)
Powder River Basin	$12.24	$12.84	$12.12	$12.84	$12.70	$12.77
Midwestern U.S.	42.12	42.62	42.39	42.62	42.96	42.79
Western U.S.	39.87	38.91	39.40	38.91	44.68	41.85
Total U.S.	19.12	18.91	18.52	18.91	18.96	18.93
Australian Metallurgical	143.98	145.31	148.58	145.31	150.22	147.95
Australian Thermal	53.68	51.52	53.57	51.52	48.65	50.09
Total Australian	86.90	79.54	92.01	79.54	81.36	80.46

Costs per Ton - Mining Operations (4)(5)
Powder River Basin	$9.88	$9.86	$9.79	$9.86	$9.75	$9.80
Midwestern U.S.	33.16	32.45	34.61	32.45	31.84	32.15
Western U.S.	30.21	24.98	30.24	24.98	29.76	27.41
Total U.S.	15.12	14.05	14.86	14.05	14.03	14.03
Australian Metallurgical	89.37	109.07	93.96	109.07	100.16	104.39
Australian Thermal	32.05	28.67	34.23	28.67	32.27	30.49
Total Australian	53.14	52.69	58.40	52.69	54.15	53.43

Adjusted EBITDA Margin per Ton - Mining Operations (4)(5)
Powder River Basin	$2.36	$2.98	$2.33	$2.98	$2.95	$2.97
Midwestern U.S.	8.96	10.17	7.78	10.17	11.12	10.64
Western U.S.	9.66	13.93	9.16	13.93	14.92	14.44
Total U.S.	4.00	4.86	3.66	4.86	4.93	4.90
Australian Metallurgical	54.61	36.24	54.62	36.24	50.06	43.56
Australian Thermal	21.63	22.85	19.34	22.85	16.38	19.60
Total Australian	33.76	26.85	33.61	26.85	27.21	27.03

(1)
Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(2)
Includes gains (losses) on certain surplus coal reserve and surface land sales, property management costs and revenues and the Q1 2018 gain of $20.6 million on the sale of certain surplus land assets in Queensland's Bowen Basin.

(3)
Includes income from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference), costs associated with post-mining activities, coal royalty expense, minimum charges on certain transportation-related contracts, the Q1 2018 gain of $7.1 million recognized on the sale of our interest in the Red Mountain Joint Venture and the Q1 2017 gain of $19.7 million recognized on the sale of Dominion Terminal Associates.

(4)
Revenues per Ton, Costs per Ton and Adjusted EBITDA Margin per Ton are metrics used by management to measure each of our mining segment’s operating performance. Revenues per Ton and Adjusted EBITDA Margin per Ton are equal to revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis to be operating/statistical measures; however, we include reconciliations of the related non-GAAP financial measures (Adjusted EBITDA and Total Reporting Segment Costs) in the “Reconciliation of Non-GAAP Financial Measures” section in this document.

(5)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; coal inventory revaluation; take-or-pay contract-based intangible recognition; and certain other costs related to post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#9

Condensed Consolidated Balance Sheets
As of Jun. 30, 2018 and Dec. 31, 2017

(Dollars In Millions)
	(Unaudited)
	Jun. 30, 2018	Dec. 31, 2017
Cash and Cash Equivalents	$1,451.7	$1,012.1
Restricted Cash	—	40.1
Accounts Receivable, Net	503.0	552.1
Inventories	290.5	291.3
Other Current Assets	238.7	294.4
Total Current Assets	2,483.9	2,190.0
Property, Plant, Equipment and Mine Development, Net	4,945.7	5,111.9
Collateral Arrangements	—	323.1
Investments and Other Assets	296.1	470.6
Deferred Income Taxes	85.5	85.6
Total Assets	$7,811.2	$8,181.2

Current Portion of Long-Term Debt	$45.0	$42.1
Accounts Payable and Accrued Expenses	1,054.4	1,202.8
Total Current Liabilities	1,099.4	1,244.9
Long-Term Debt, Less Current Portion	1,358.0	1,418.7
Deferred Income Taxes	5.1	5.4
Asset Retirement Obligations	672.6	657.0
Accrued Postretirement Benefit Costs	726.8	730.0
Other Noncurrent Liabilities	404.0	469.4
Total Liabilities	4,265.9	4,525.4

Series A Convertible Preferred Stock	—	576.0
Common Stock	1.4	1.0
Additional Paid-in Capital	3,285.7	2,590.3
Treasury Stock	(564.9)	(175.9)
Retained Earnings	781.3	613.6
Accumulated Other Comprehensive (Loss) Income	(1.6)	1.4
Peabody Energy Corporation Stockholders' Equity	3,501.9	3,606.4
Noncontrolling Interests	43.4	49.4
Total Stockholders' Equity	3,545.3	3,655.8
Total Liabilities and Stockholders' Equity	$7,811.2	$8,181.2

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#10

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Jun. 30, 2018 and 2017
(Dollars In Millions)
	Successor		Predecessor	Combined
	Quarter Ended Jun. 30, 2018	Apr. 2 through Jun. 30, 2017	Apr. 1, 2017	Quarter Ended Jun. 30 2017
Cash Flows From Operating Activities
Net Cash Provided By (Used In) Continuing Operations	$338.5	$66.3	$(1,069.1)	$(1,002.8)
Net Cash Used In Discontinued Operations	(2.8)	(0.6)	—	(0.6)
Net Cash Provided By (Used In) Operating Activities	335.7	65.7	(1,069.1)	(1,003.4)
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(71.9)	(45.9)	—	(45.9)
Changes in Accrued Expenses Related to Capital Expenditures	4.0	1.6	—	1.6
Proceeds from Disposal of Assets	29.6	2.5	—	2.5
Contributions to Joint Ventures	(120.3)	(96.3)	—	(96.3)
Distributions from Joint Ventures	116.1	95.5	—	95.5
Advances to Related Parties	(2.6)	(0.9)	—	(0.9)
Repayments of Loans from Related Parties	34.9	26.5	—	26.5
Other, Net	(1.4)	(1.5)	—	(1.5)
Net Cash Used In Investing Activities	(11.6)	(18.5)	—	(18.5)
Cash Flows From Financing Activities
Repayments of Long-Term Debt	(55.3)	(23.8)	—	(23.8)
Payment of Deferred Financing Costs	(1.4)	—	—	—
Common Stock Repurchases	(199.0)	—	—	—
Repurchases of Employee Common Stock Relinquished for Tax Withholding	(14.5)	—	—	—
Dividends Paid	(14.3)	—	—	—
Distributions to Noncontrolling Interests	—	(6.4)	—	(6.4)
Other, Net	(0.1)	—	—	—
Net Cash Used In Financing Activities	(284.6)	(30.2)	—	(30.2)
Net Change in Cash, Cash Equivalents and Restricted Cash	39.5	17.0	(1,069.1)	(1,052.1)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,438.4	1,095.6	2,164.7	2,164.7
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,477.9	$1,112.6	$1,095.6	$1,112.6

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#11

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Six Months Ended Jun. 30, 2018 and 2017
(Dollars In Millions)
	Successor		Predecessor	Combined
	Six Months Ended Jun. 30, 2018	Apr. 2 through Jun. 30, 2017	Jan. 1 through Apr. 1, 2017	Six Months Ended Jun. 30, 2017
Cash Flows From Operating Activities
Net Cash Provided By (Used In) Continuing Operations	$919.2	$66.3	$(804.8)	$(738.5)
Net Cash Used In Discontinued Operations	(3.8)	(0.6)	(8.2)	(8.8)
Net Cash Provided By (Used In) Operating Activities	915.4	65.7	(813.0)	(747.3)
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(125.6)	(45.9)	(32.8)	(78.7)
Changes in Accrued Expenses Related to Capital Expenditures	(0.9)	1.6	(1.4)	0.2
Federal Coal Lease Expenditures	(0.5)	—	(0.5)	(0.5)
Proceeds from Disposal of Assets	52.6	2.5	24.3	26.8
Contributions to Joint Ventures	(243.8)	(96.3)	(95.4)	(191.7)
Distributions from Joint Ventures	236.8	95.5	90.5	186.0
Advances to Related Parties	(4.6)	(0.9)	(0.4)	(1.3)
Repayments of Loans from Related Parties	70.2	26.5	31.1	57.6
Other, Net	(2.2)	(1.5)	(0.3)	(1.8)
Net Cash (Used In) Provided By Investing Activities	(18.0)	(18.5)	15.1	(3.4)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	—	1,000.0	1,000.0
Repayments of Long-Term Debt	(63.5)	(23.8)	(2.1)	(25.9)
Payment of Deferred Financing Costs	(1.4)	—	(45.4)	(45.4)
Common Stock Repurchases	(374.5)	—	—	—
Repurchases of Employee Common Stock Relinquished for Tax Withholding	(14.5)	—	(0.1)	(0.1)
Dividends Paid	(29.3)	—	—	—
Distributions to Noncontrolling Interests	(6.6)	(6.4)	(0.1)	(6.5)
Other, Net	0.1	—	—	—
Net Cash (Used In) Provided By Financing Activities	(489.7)	(30.2)	952.3	922.1
Net Change in Cash, Cash Equivalents and Restricted Cash	407.7	17.0	154.4	171.4
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,070.2	1,095.6	941.2	941.2
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,477.9	$1,112.6	$1,095.6	$1,112.6

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#12

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Jun. 30, 2018 and 2017

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Successor		Predecessor
	Quarter Ended	Apr. 2 through
	Jun. 30, 2018	Jun. 30, 2017	Apr. 1, 2017

Income (Loss) from Continuing Operations, Net of Income Taxes	$120.0	$101.4	$(319.8)
Depreciation, Depletion and Amortization	163.9	148.3	—
Asset Retirement Obligation Expenses	13.2	11.0	—
Changes in Deferred Tax Asset Valuation Allowance and Amortization of Basis Difference Related to Equity Affiliates	(8.4)	(4.3)	—
Interest Expense	38.3	41.4	—
Loss on Early Debt Extinguishment	2.0	—	—
Interest Income	(7.0)	(1.5)	—
Reorganization Items, Net	—	—	585.8
Break Fees Related to Terminated Asset Sales	—	(28.0)	—
Unrealized Losses (Gains) on Economic Hedges	48.1	(9.4)	—
Unrealized Gains on Non-Coal Trading Derivative Contracts	(0.1)	(3.2)	—
Coal Inventory Revaluation	—	67.3	—
Take-or-Pay Contract-Based Intangible Recognition	(7.8)	(9.9)	—
Income Tax Provision (Benefit)	7.4	4.7	(266.0)

Adjusted EBITDA (1)	$369.6	$317.8	$—

(1)
Adjusted EBITDA is defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance.

	Successor		Predecessor
	Quarter Ended	Apr. 2 through
	Jun. 30, 2018	Jun. 30, 2017	Apr. 1, 2017
Operating Costs and Expenses	$946.5	$927.9	$—
Break Fees Related to Terminated Asset Sales	—	28.0	—
Unrealized Gains on Non-Coal Trading Derivative Contracts	0.1	3.2	—
Coal Inventory Revaluation	—	(67.3)	—
Take-or-Pay Contract-Based Intangible Recognition	7.8	9.9	—
Net Periodic Benefit Costs, Excluding Service Cost	4.6	6.6	—

Total Reporting Segment Costs (2)	$959.0	$908.3	$—

(2)
Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance.

	Successor		Predecessor
	Quarter Ended	Apr. 2 through
	Jun. 30, 2018	Jun. 30, 2017	Apr. 1, 2017
Net Cash Provided By (Used In) Operating Activities	$335.7	$65.7	$(1,069.1)
Net Cash Used In Investing Activities	(11.6)	(18.5)	—

Free Cash Flow (3)	$324.1	$47.2	$(1,069.1)

(3)
Free Cash Flow is defined as net cash provided by (used in) operating activities less net cash used in investing activities. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#13

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Six Months Ended Jun. 30, 2018 and 2017

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Successor		Predecessor
	Six Months Ended	Apr. 2 through	Jan. 1 through
	Jun. 30, 2018	Jun. 30, 2017	Apr. 1, 2017

Income (Loss) from Continuing Operations, Net of Income Taxes	$328.3	$101.4	$(195.5)
Depreciation, Depletion and Amortization	333.5	148.3	119.9
Asset Retirement Obligation Expenses	25.5	11.0	14.6
Asset Impairment	—	—	30.5
Changes in Deferred Tax Asset Valuation Allowance and Amortization of Basis Difference Related to Equity Affiliates	(16.0)	(4.3)	(5.2)
Interest Expense	74.6	41.4	32.9
Loss on Early Debt Extinguishment	2.0	—	—
Interest Income	(14.2)	(1.5)	(2.7)
Reorganization Items, Net	(12.8)	—	627.2
Break Fees Related to Terminated Asset Sales	—	(28.0)	—
Unrealized Losses (Gains) on Economic Hedges	9.5	(9.4)	(16.6)
Unrealized Losses (Gains) on Non-Coal Trading Derivative Contracts	1.7	(3.2)	—
Coal Inventory Revaluation	—	67.3	—
Take-or-Pay Contract-Based Intangible Recognition	(16.1)	(9.9)	—
Income Tax Provision (Benefit)	17.5	4.7	(263.8)

Adjusted EBITDA (1)	$733.5	$317.8	$341.3

(1)
Adjusted EBITDA is defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance.

	Successor		Predecessor
	Six Months Ended	Apr. 2 through	Jan. 1 through
	Jun. 30, 2018	Jun. 30, 2017	Apr. 1, 2017
Operating Costs and Expenses	$2,003.7	$927.9	$950.2
Break Fees Related to Terminated Asset Sales	—	28.0	—
Unrealized (Losses) Gains on Non-Coal Trading Derivative Contracts	(1.7)	3.2	—
Coal Inventory Revaluation	—	(67.3)	—
Take-or-Pay Contract-Based Intangible Recognition	16.1	9.9	—
Net Periodic Benefit Costs, Excluding Service Cost	9.1	6.6	14.4

Total Reporting Segment Costs (2)	$2,027.2	$908.3	$964.6

(2)
Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance.

	Successor		Predecessor
	Six Months Ended	Apr. 2 through	Jan. 1 through
	Jun. 30, 2018	Jun. 30, 2017	Apr. 1, 2017
Net Cash Provided By (Used In) Operating Activities	$915.4	$65.7	$(813.0)
Net Cash (Used In) Provided By Investing Activities	(18.0)	(18.5)	15.1

Free Cash Flow (3)	$897.4	$47.2	$(797.9)

(3)
Free Cash Flow is defined as net cash provided by (used in) operating activities less net cash (used in) provided by investing activities. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#14

2018 Full-Year Guidance Targets

Sales Volumes (Short Tons in millions)		Capital Expenditures	$275 - $325 million
PRB	115 - 120
ILB	18 - 19	Quarterly SG&A Expense	~$40 million
Western	13 - 14
Total U.S.	146 - 153	Interest Expense	$140 - $148 million

Aus. Metallurgical[1]	11 - 12	Cost Sensitivities[4]
Aus. Export Thermal[2]	11.5 - 12.5	$0.05 Decrease in A$ FX Rate[5]	+~$50 million
Aus. Domestic Thermal	7 - 8	$0.05 Increase in A$ FX Rate[5]	-~$50 million
Total Australia	29.5 - 32.5	Fuel (+/- $10/barrel)	+/- ~$15 million

U.S. Operations - Revenue Per Ton		2018 Priced Position (Avg. Price per Short Ton)
Total U.S.	$17.50 - $18.50	PRB	$11.90
		ILB	~$42
		3Q - 4Q Australia Export Thermal Volumes[6]	~$85
U.S. Operations - Costs Per Ton
PRB	$9.25 - $9.75
ILB	$31.50 - $33.50	Peabody's 2018 U.S. volumes are fully priced
Total U.S.	$13.50 - $14.50	~50% and ~65% of Peabody's 2019 U.S. volumes are
priced and committed, respectively, based on the
mid-point of 2018 volume guidance.
~4.3 million short tons of Australia export thermal coal
Australia Operations - Costs per Ton (USD)[3]		are priced for the second half of 2018
Metallurgical	$85 - $95
Thermal	$32 - $36	2019 Priced Position (Avg. Price per Short Ton)
Total Australia	$52 - $58	Australia Export Thermal	~$75
~2.9 million short tons of Australia export thermal
coal priced for 2019

1 Metallurgical coal sales volumes may range from ~55%-65% PCI and ~35%-45% coking coal (including semi-hard and semi-soft coking coals). Approximately 30% of seaborne coking sales may be priced on a spot basis, with the remainder linked to an index. Approximately 30% of seaborne PCI sales may be priced on a spot basis, with the remainder linked to the quarterly LV PCI benchmark. The company also has exposure to approximately 2 million tons of metallurgical coal related to the Middlemount Mine, a 50/50 joint venture accounted for in (Income) Loss from Equity Affiliates.

Peabody’s North Goonyella Mine receives the PHCC index quoted price and the Coppabella Mine typically sets the LV PCI benchmark, with the remainder of products sold at discounts to these values based on coal qualities and properties. On a weighted-average basis across all metallurgical products, Peabody typically realizes approximately 85%-90% of the PHCC index quoted price for its coking products, and 85%-90% of the LV PCI benchmark price for its PCI products.

2 A portion of Peabody’s seaborne thermal coal products sell at or above the Newcastle index, with the remainder sold at discounts relative to the Newcastle index based on coal qualities and properties. On a weighted-average basis across all seaborne thermal products, Peabody expects to realize approximately 85%-95% of the Newcastle index price.

#15

3 Assumes 2018 average A$ FX rate of $0.76. Cost ranges include sales-related cost, which will fluctuate based on realized prices.

4 Sensitivities reflect approximate impacts of changes in variables on financial performance. When realized, actual impacts may differ significantly.

5 As of June 30, 2018, Peabody had purchased average rate call options to manage market price volatility associated with the Australian dollar in aggregate notional amount of approximately AUD $0.9 billion with strike price levels ranging from $0.79 to $0.82 and settlement dates through Dec. 31, 2018, and AUD $0.2 billion aggregate notional amount with average strike price levels of $0.79 and settlement dates from Jan. 1, 2019 through March 31, 2019. Sensitivities provided are relative to an assumed average A$ FX exchange rate of $0.75 for the remainder of 2018.

6 3Q - 4Q 2018 seaborne thermal priced position assumes recently announced JFY settlement of
$110 per tonne carries through to committed tons linked to the JFY settlement.

Note 1: Peabody classifies its Australian Metallurgical or Thermal Mining segments based on the primary customer base and reserve type. A small portion of the coal mined by the Australian Metallurgical Mining segment is of a thermal grade and vice versa. Peabody may market some of its metallurgical coal products as a thermal product from time to time depending on industry conditions. Per ton metrics presented are non-GAAP measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Note 2: A sensitivity to changes in seaborne pricing should consider Peabody’s estimated split of PCI and coking coal products, the ratio of PLV PCI benchmark to PLV HCC index quoted price, the weighted average discounts across all products to the applicable PLV HCC index quoted price or PLV PCI benchmark or Newcastle index prices, in addition to impacts on sales-related costs in Australia, and applicable conversions between short tons and metric tonnes as necessary.

Note 3: As of July 20, 2018 Peabody has approximately 121.7 million shares of common stock outstanding. On a fully diluted basis, Peabody has approximately 124.7 million shares of common stock.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2017, as well as additional factors we may describe from time to time in other filings with the SEC. You may get such filings for free at our website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

#16